As filed with the Securities and Exchange Commission on April 16, 2007.
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
COOPER TIRE & RUBBER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	34-4297750 (I.R.S. Employer Identification No.)
701 Lima Avenue
Findlay, Ohio 45840
(Address of Principal Executive Offices Including Zip Code)
Cooper Tire & Rubber Company 2006 Incentive Compensation Plan
(Full Title of the Plan)
James E. Kline, Esq.
Vice President, General Counsel and Secretary
Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio 45840
(419) 423-1321
(Name, Address and Telephone Number of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maxi-	Proposed Maxi-	Amount of
Securities to	Amount to be	mum Offering	mum Aggregate	Registration
be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Fee
Common Stock, par value $1.00 per share (3)	5,000,000	$18.89	$94,450,000	$2,900

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional shares of common stock, $1.00 par value (the “Common Stock”) of Cooper Tire & Rubber Company (the “Registrant”) as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2006 Incentive Compensation Plan (the “Plan”).

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on April 12, 2007, within five business days prior to filing.

(3)	One right (each, a “Right”) to purchase Series A Preferred Stock of the Registrant will be issued with each share of Common Stock The terms of the Rights are described in the Form 8-A/A filed by the Registrant on May 15, 1998.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	The Registrant’s Current Reports on Form 8-K, filed on February 28, 2007 and March 13, 2007;

(c)	The description of the Common Shares contained in the Registration Statement on Form S-3, filed by the Registrant on October 15, 1999, including any subsequently filed amendments and reports updating such description; and

(d)	The description of the Rights contained in the Form 8-A filed on June 3, 1988, including any subsequently filed amendments and reports updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article VII of the Registrant’s bylaws (i) authorizes the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the General Corporation Law of the State of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The Registrant currently maintains policies of insurance under which the directors and officers of the registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant, as restated and filed with the Secretary of State of Delaware (filed as Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) for the quarter ended June 30, 1993 and incorporated herein by reference)

4.2	Certificate of Correction of Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on November 24, 1998 (filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K (Commission No. 001-04329) for the year ended December 31, 1998 and incorporated herein by reference)

4.3	Bylaws of the Registrant (As Amended as of February 28, 2007) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 001-04329) filed on February 28, 2007 and incorporated herein by reference)

4.4	Amended and Restated Rights Agreement, dated as of May 11, 1998, by and between the Registrant and The Fifth Third Bank as Rights Agent (filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (Commission No. 001-04329) filed on May 15, 1998 and incorporated herein by reference)

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of May 7, 2004, by and among the Registrant, The Fifth Third Bank and Computershare Investor Services, LLC (filed as Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) for the quarter ended September 30, 2004 and incorporated herein by reference)

4.6	Cooper Tire & Rubber Company 2006 Incentive Compensation Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement (Commission No. 001-04329) filed by the Registrant on March 21, 2006 and incorporated herein by reference)

Exhibit Number	Description

5	Opinion of James E. Kline, Esq., as to the legality of Common Stock and Rights registered hereunder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (Included in Exhibit 5)

24	Power of Attorney
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Findlay, State of Ohio, on April 16, 2007.

COOPER TIRE & RUBBER COMPANY
By:	/s/ James E. Kline
James E. Kline
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on April 16, 2007.

Signature	Title

* Roy V. Armes	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Philip G. Weaver Philip G. Weaver	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert W. Huber Robert W. Huber	Director of External Reporting (Principal Accounting Officer)

* Arthur H. Aronson	Director

* Laurie J. Breininger	Director

* Steven M. Chapman	Director

* John J. Holland	Director

* Byron O. Pond	Director

* John F. Meier	Director

* John H. Shuey	Director

* Richard L. Wambold	Director

     * James E. Kline, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and/or directors thereof pursuant to a power of attorney filed with the Securities and Exchange Commission.

April 16, 2007	By:	/s/ James E. Kline
James E. Kline, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant, as restated and filed with the Secretary of State of Delaware (filed as Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) for the quarter ended June 30, 1993 and incorporated herein by reference)

4.2	Certificate of Correction of Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on November 24, 1998 (filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K (Commission No. 001-04329) for the year ended December 31, 1998 and incorporated herein by reference)

4.3	Bylaws of the Registrant (As Amended as of February 28, 2007) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 001-04329) filed on February 28, 2007 and incorporated herein by reference)

4.4	Amended and Restated Rights Agreement, dated as of May 11, 1998, by and between the Registrant and The Fifth Third Bank as Rights Agent (filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (Commission No. 001-04329) filed on May 15, 1998 and incorporated herein by reference)

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of May 7, 2004, by and among the Registrant, The Fifth Third Bank and Computershare Investor Services, LLC (filed as Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) for the quarter ended September 30, 2004 and incorporated herein by reference)

4.6	Cooper Tire & Rubber Company 2006 Incentive Compensation Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement (Commission No. 001-04329) filed by the Registrant on March 21, 2006 and incorporated herein by reference)

5	Opinion of James E. Kline, Esq., as to the legality of Common Stock and Rights registered hereunder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (Included in Exhibit 5)

24	Power of Attorney